UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2026

VIASAT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-21767	33-0174996
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6155 El Camino Real

Carlsbad, California 92009

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (760) 476-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of Each Class)	(Trading Symbol)	(Name of Each Exchange on which Registered)
Common Stock, par value $0.0001 per share	VSAT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

On November 3, 2026, the Compensation and Human Resources Committee (“CHRC”) of the Board of Directors (the “Board”) of Viasat, Inc. (the “Company”) adopted the Viasat Value Creation Incentive Program (“V-CIP”). The V-CIP provides for the grant of long-term performance-based equity awards and its adoption coincides with our 40th anniversary, the advancement of our operating plan and the strategic review on which it was developed. The Board intends to motivate participants to create long-term stockholder value through meaningful stock price appreciation.

No allocations or awards under the V-CIP have been made. The CHRC intends to approve V-CIP awards in December 2026 and expects to allocate a significant portion of the shares underlying the V-CIP to Mark Dankberg, our Chairman of the Board and Chief Executive Officer, given his ongoing leadership and expected contributions to our success in creating significant value for our stockholders over the next four years.

The V-CIP was developed based, in part, on feedback from stockholder engagement over the past several months, in which stockholders suggested that key contributors’ compensation be closely and meaningfully aligned with stock price appreciation and stockholder value creation.

The CHRC developed the V-CIP after an extended deliberative process to (i) significantly strengthen key contributors’ incentives and align their interests with those of the Company’s other stockholders, (ii) help ensure their continued retention and contributions over the performance period and (iii) link a substantial component of compensation opportunities to rigorous stock price hurdles that can be met only by creating meaningful stockholder value. The CHRC’s independent compensation consultant, Compensia, advised the CHRC on market practices for performance-based awards and on V-CIP’s design generally.

The key highlights of the V-CIP are below:

•

The CHRC expects to grant up to 2.8 million performance-based restricted stock units (“PSUs”) (assuming achievement of the highest stock price hurdle), as part of the initial V-CIP awards, although additional awards may be granted in the future in the CHRC’s discretion.

•	Awards will be granted as PSUs that will be earned based on ambitious stock price hurdles over a four-year performance period ending December 31, 2030.

•

As a result, the V-CIP awards will have value only if the Company’s stock price equals or exceeds the stock price hurdles in the table below, which represent approximately 2x to 4x the Company’s closing stock price of $74.11 on November 2, 2026. Achievement will be based on the highest 90-trading day volume-weighted average closing price during the performance period.

	Tier 1		Tier 2	Tier 3	Tier 4	Tier 5
Stock Price Hurdle	$150		$188	$225	$263	$300
Percentage Achievement*	50	%**	62.5%	75%	87.5%	100%

*

Performance between hurdles will not be interpolated except in the event of a change in control or death or disability. The CHRC may adjust the stock price hurdles in the event of certain corporate transactions.

**	Must be achieved on or prior to December 31, 2029; if the $150 stock price hurdle is first achieved in 2030, payout for this tier will be 0%.

•

V-CIP awards also promote retention of our key contributors through a four-year service-based vesting requirement. Earned PSUs will vest only based on continued service through December 31, 2030, other than in the case of certain terminations.

•

If a change in control occurs during the performance period, stock price hurdle achievement will be measured as of the change in control date, and the resulting earned PSUs will remain eligible to vest based on continued service through December 31, 2030, subject to accelerated vesting upon a qualifying termination (including without cause or for good reason), death or disability.

•	The V-CIP awards will be issued under the Amended and Restated 1996 Equity Participation Plan of Viasat, Inc. (the “1996 Plan”) from shares currently available for issuance under the 1996 Plan.

The foregoing description of the V-CIP awards does not purport to be complete and is qualified in its entirety by reference to the full text of the V-CIP award agreements, the form of which will be filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter during which initial awards are granted. Additional information regarding any V-CIP awards granted to our executive officers will be disclosed in our 2027 annual proxy statement.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit

104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIASAT, INC.

Date: November 4, 2026	By:	/s/ Brett Church
	Name:	Brett Church
	Title:	Associate General Counsel

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